Exhibit (j) under Form N-1A
                                            Exhibit (23) under Item 601/Reg. S-K


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Post-Effective Amendment No. 17 to Registration Statement No. 333-16157 on Form N-1A of our report dated March 21, 2005, relating to the financial statements of WesMark Funds (comprised of the following funds: WesMark Small Company Growth Fund, WesMark Growth Fund, WesMark Balanced Fund, WesMark Bond Fund and WesMark West Virginia Municipal Bond Fund) for the year ended January 31, 2005, and to the references made to our firm under the caption "Financial Highlights" in the Prospectus and "Independent
Registered Public Accounting Firm" in the Statement of Additional Information, both of which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 31, 2005